EXHIBIT 99

                                       FOR:   Consolidated Graphics, Inc.

                               APPROVED BY:   Ronald E. Hale, Jr.
                                              Vice President & Treasurer
                                              (713) 787-0977

                                 CONTACT:     Betsy Brod/Jonathan Schaffer
                                              Media:Merridith Ingram/Heather Fox
                                              Morgen-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

         CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF T/O PRINTING
                         OF WESTLAKE VILLAGE, CALIFORNIA

     Houston, Texas - August 2, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of T/O Printing of Westlake Village, California. T/O Printing is a high-quality commercial printer serving the Greater Los Angeles and Ventura County markets. The current management team of Gary Polson and Michael Scher will remain with the company upon completion of the transaction. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "T/O Printing continues our growth-through-acquisition strategy and offers us additional opportunity to improve upon Consolidated Graphics' operating strength. Gary and Michael share our commitment to service and have an outstanding customer list as a result. We look forward to working with the T/O team as they benefit from the management depth and resources which Consolidated Graphics offers to all of its companies."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states with annualized revenues in excess of $650 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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